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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 1)(1)


                                Microvision, Inc.
             -------------------------------------------------------
                                (NAME OF ISSUER)


                      Common Stock, no par value per share
             -------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   594960 10 6
             -------------------------------------------------------
                                 (CUSIP NUMBER)


                                December 31, 2000
             -------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              |_|  Rule 13d - 1(b)
                              |X|  Rule 13d - 1(c)
                              |_|  Rule 13d - 1(d)

----------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which could alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


                                   Page 1 of 7


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CUSIP NO. 594960 10 6                  13G                    PAGE 2 OF 7 PAGES
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1                 NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Capital Ventures International
--------------------------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a)   |_|

                                                              (b)   |_|
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3                 SEC USE ONLY

--------------------------------------------------------------------------------
4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                  Cayman Islands
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
NUMBER OF
SHARES                              267,270(1)
BENEFICIALLY      --------------------------------------------------------------
OWNED BY                   6        SHARED VOTING POWER
EACH
REPORTING                           267,270(1)(2)
PERSON            --------------------------------------------------------------
WITH                       7        SOLE DISPOSITIVE POWER

                                    267,270(1)
--------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    267,270(1)(2)
--------------------------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    267,270(1)
--------------------------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                  EXCLUDES CERTAIN SHARES*
                                                                    |_|
--------------------------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    2.2%(3)
--------------------------------------------------------------------------------
12                TYPE OF REPORTING PERSON*

                                    CO
--------------------------------------------------------------------------------

(1)  Includes 145,495 shares issuable upon presently exercisable warrants.

(2) Heights Capital Management, Inc. is the investment advisor to Capital Ventures International and, as such, may exercise voting and dispositive power over these shares.

(3) Based on 11,840,281 outstanding shares of the issuer's common stock as reported on the issuer's 10Q for the quarter ended September 30, 2000.



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CUSIP NO. 594960 10 6                  13G                    PAGE 3 OF 7 PAGES
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--------------------------------------------------------------------------------
1                 NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Heights Capital Management, Inc.
--------------------------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a)   |_|

                                                              (b)   |_|
--------------------------------------------------------------------------------
3                 SEC USE ONLY

--------------------------------------------------------------------------------
4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
NUMBER OF
SHARES                              0
BENEFICIALLY      --------------------------------------------------------------
OWNED BY                   6        SHARED VOTING POWER
EACH
REPORTING                           267,270(1)(2)
PERSON            --------------------------------------------------------------
WITH                       7        SOLE DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    267,270(1)(2)
--------------------------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    267,270(2)
--------------------------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                  EXCLUDES CERTAIN SHARES*
                                                                    |_|
--------------------------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    2.2% (3)
--------------------------------------------------------------------------------
12                TYPE OF REPORTING PERSON*

                                    CO
--------------------------------------------------------------------------------

(1)  Includes 145,495 shares issuable upon presently exercisable warrants.

(2) Heights Capital Management, Inc. is the investment advisor to Capital Ventures International and, as such, may exercise voting and dispositive power over these shares.

(3) Based on 11,840,281 outstanding shares of the issuer's common stock as reported on the issuer's 10Q for the quarter ended September 30, 2000.



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CUSIP NO. 594960 10 6                  13G                    PAGE 4 OF 7 PAGES
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ITEM 1(a).    NAME OF ISSUER:

              Microvision, Inc. (the "Company").

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              19910 North Creek Parkway, Bothell, WA 98011

ITEM 2(a).    NAME OF PERSON FILING:

              (1)  Capital Ventures International (a "Reporting Person")

              (2)  Heights Capital Management, Inc. (a "Reporting Person")

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              (1)  One Capitol Place, P.O. Box 1787 GT,
                   Grand Cayman Islands, B.W.I.

              (2)  425 California Street, San Francisco, California 94104

ITEM 2(c).    CITIZENSHIP:

              (1)  Cayman Islands

              (2)  Delaware

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock, no par value per share, of the Company ("Common Stock").

ITEM 2(e).    CUSIP NUMBER:

              594960 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              (a) |_| Broker or dealer registered under Section 15 of the
                      Exchange Act;

              (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act;

              (c) |_| Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act;

              (d) |_| Investment company registered under Section 8 of the
                      Investment Company Act;

              (e) |_| An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E);

              (f) |_| An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F);

              (g) |_| A parent holding company or control person in accordance
                      with Rule 13d-1(b)(1)(ii)(G);

              (h) |_| A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

              (i) |_| A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act;

              (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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CUSIP NO. 594960 10 6                  13G                    PAGE 5 OF 7 PAGES
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ITEM 4.       OWNERSHIP.

              (1)    Capital Ventures International

              (a)    Amount beneficially owned:

                     267,270

              (b)    Percent of Class:

                     2.2%

              (c)    Number of shares to which such person has:

                     (i)    Sole power to vote or direct the vote:

                            267,270

                     (ii)   Shared power to vote or direct the vote:

                            267,270

                     (iii) Sole power to dispose or to direct the disposition of:

                            267,270

                     (iv) Shared power to dispose or to direct the disposition of:

                            267,270

              (2)    Heights Capital Management, Inc.

              (a)    Amount beneficially owned:

                            267,270

              (b)    Percent of Class.

                            2.2%

              (c)    Number of shares to which such person has:

                     (i)    Sole power to vote or direct the vote.

                            0

                     (ii)   Shared power to vote or direct the vote:

                            267,270

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CUSIP NO. 594960 10 6                  13G                    PAGE 6 OF 7 PAGES
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                     (iii)  Sole power to dispose or to direct the disposition
                            of:

                            0

                     (iv) Shared power to dispose or to direct the disposition of:

                            267,270


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.

              Not applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable

ITEM 9.       NOTICE OF DISSOLUTION OF A GROUP.

              Not applicable

ITEM 10.      CERTIFICATION.

              By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


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CUSIP NO. 594960 10 6                  13G                    PAGE 7 OF 7 PAGES
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  Date: February 2, 2001
                                        ----------------

                                  CAPITAL VENTURES INTERNATIONAL

                                  By: Heights Capital Management, Inc.,
                                  pursuant to a Limited Power of Attorney,
                                  a copy of which was filed as Exhibit A
                                  to the original Schedule 13G which is
                                  hereby incorporated by reference.

                                  By:  /s/ Todd Silverberg
                                       -----------------------------------------
                                       Todd Silverberg, General Counsel
                                          and Secretary


                                  HEIGHTS CAPITAL MANAGEMENT, INC.



                                  By:    /s/ Todd Silverberg
                                         ---------------------------------------
                                         Todd Silverberg, General Counsel
                                           and Secretary

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                                  EXHIBIT INDEX



Exhibit No.             Description
-----------             -----------

99(a) Joint Filing Agreement, dated February 10, 2000, pursuant to Rule 13d-1(k) between Capital Ventures International and Heights Capital Management, Inc.